UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Rent the Runway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40958	80-0376379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rent the Runway, Inc.

10 Jay Street

Brooklyn, New York 11201

(Address of principal executive offices, including zip code)

(212) 524-6860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	RENT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 30, 2026, Rent the Runway, Inc. (the “Company”) launched the previously announced $15,000,000 rights offering, pursuant to which each holder of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), as of 5:00 p.m. on September 25, 2026, New York City time (the “Record Date”), received one right for each share of Class A Common Stock owned by that stockholder; however, as a result of “due bill” trading procedures, such holders who sold shares of Class A Common Stock after the Record Date but before the ex-dividend date will not be entitled to receive the rights with respect to those shares, and the purchaser of those shares will instead be entitled to receive the rights, provided that the purchaser continues to hold the shares through the ex-dividend date. Each right entitles its holder to purchase approximately 0.1251 shares of Class A Common Stock at a subscription price of $3.55 per share. No fractional shares will be issued. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 14, 2026, unless extended. For further details regarding the rights offering, please refer to the prospectus dated September 30, 2026, filed by the Company with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT THE RUNWAY, INC.

By:	/s/ Cara Schembri
	Name:	Cara Schembri
	Title:	Chief Legal & Administrative Officer

Dated: September 30, 2026